Exhibit 99

Corn Products International, Inc.
Westchester, Ill 60154

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
	Investors:	Aaron Hoffman, 708-551-2592
	Media:	Mark Lindley, 708-551-2602

CORN PRODUCTS INTERNATIONAL REPORTS STRONG THIRD QUARTER 2011 RESULTS

•                  Third quarter 2011 reported EPS rose 133 percent from $0.48 to $1.12

•                  Third quarter 2011 adjusted EPS increased 48 percent from $0.81 to $1.20

•                  Company narrows full year reported EPS guidance to $5.05 to $5.15

WESTCHESTER, Ill., October 27, 2011 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of ingredient solutions to diversified industries, today reported significant increases in both reported and adjusted earnings per share.

“Corn Products delivered another very good quarter building on our strong first half 2011 performance,” said Ilene Gordon, chairman, president and chief executive officer.  “We are pleased with how well our businesses have navigated challenging macroeconomic conditions and have remained focused on successfully executing our plans.  Our risk management approach has helped us weather volatile raw material markets and kept us on track to deliver our goals.  In each of our regions, we have achieved significant though appropriate price increases to offset higher input costs.

“At the same time, the integration of National Starch continues on-plan and represents a shift in our product mix toward higher-value, more functional ingredients largely for the food industry.  Having now owned National Starch for a full year, we continue to be enthusiastic about the combination of the two businesses,” Gordon added.

-more-

Earnings per share (EPS)

Third quarter diluted EPS rose 133 percent to $1.12 compared to $0.48 last year.  The third quarter of 2011 included $0.05 of business integration costs and $0.03 of restructuring charges.  The third quarter of 2010 included $0.31 of acquisition costs and $0.02 of restructuring charges.  Excluding these items, adjusted EPS rose 48 percent from $0.81 to $1.20 in the quarter.

The drivers of the $0.39 change in adjusted EPS in the third quarter include $0.44 from operations and $(0.05) from non-operational items.  Within the operations, volume accounted for $0.35, margin for $0.08, favorable foreign exchange rates for $0.02, and other income for $(0.01).  The negative impact of non-operational factors is comprised of $(0.04) from financing costs related to the National Starch acquisition, $(0.02) from higher shares outstanding, and $0.01 of favorable tax rate impact.

First nine months 2011 diluted EPS rose 168 percent to $4.10 from $1.53 in the year-ago period.  First nine months 2011 EPS included $0.17 of business integration costs, $0.05 of restructuring charges, and a $0.75 gain as a result of a payment from the Government of Mexico pursuant to a settlement in the Company’s favor regarding a North American Free Trade Agreement (NAFTA) dispute.  The first nine months of 2010 included $0.37 of acquisition costs and $0.29 of restructuring charges.  Excluding these items, adjusted EPS rose 63 percent from $2.19 in the year-ago period to $3.57 in the first nine months of 2011.

Financial Highlights

•                  For the year-to-date, net financing costs were $58 million versus $42 million in the year-ago period.  The increase is primarily related to debt associated with the National Starch acquisition.

•                  The effective tax rate as reported was 31.0 percent for the quarter compared to 33.6 percent in the year-ago quarter.  For the first nine months, the effective tax rate was 27.0 percent and 37.2 percent in the year-ago period.

•                  At September 30, 2011, total debt and cash and cash equivalents were $1.87 billion and $279 million, respectively, versus $1.77 billion and $302 million, respectively, at December 31, 2010.

•                  For the first nine months, cash flow from operations was $147 million compared to $325 million in the year-ago period.  The decrease primarily reflects higher working capital.

•                  For the first nine months, change in working capital was a use of $338 million.  A change in inventory of $159 million primarily reflects higher input costs.  Accounts receivable changed by $74 million from higher sales levels.  The change in the commodity margin account was $59 million.

•                  During the third quarter of 2011, the Company repurchased one million shares of its common stock at an average price of $45.13 per share.

•                  Capital expenditures, net of disposals, were $158 million in the first nine months of 2011 compared to $90 million in the year-ago period.

Business Review

Third quarter net sales bridge

$ in millions	3Q10 Actual	FX impact	Organic volume	Acquired volume	Price/mix	3Q11 Actual	% change
North America	578	7	8	167	129	889	+54%
South America	310	13	-5	—	94	412	+33%
Asia Pacific	85	8	-1	93	10	195	+128%
EMEA	47	-2	—	77	10	132	+183%
Total	1,020	26	2	337	243	1,628	+60%

Regional Commentary

North America

•                  Volume trends continued to be stable.

•                  Exports to Mexico remained strong.

•                  Strong price/mix reflected higher input costs.

•                  Operating income in the quarter was $77 million, up 16 percent compared to $67 million in the year-ago period, driven by incremental operating income from the acquired business.

•                  In the first nine months of 2011, operating income in North America increased 51 percent from $165 million to $248 million.  The increase of $83 million is a result of incremental income from the acquired business, margin improvement from pricing and cost savings.

South America

•                  Food, beverage and brewing demand remained strong.

•                  Significant price pass-through to cover higher input costs.

•                  Operating income in the quarter was $48 million, up 33 percent from $36 million in the year-ago period.  The increase in operating income was driven by strong price/mix.

•                  In the first nine months of 2011, operating income in South America increased 27 percent from $113 million to $145 million due to positive price/mix.

Asia Pacific

•                  Balanced demand trends; volumes up due to acquisition.

•                  Operating income grew 669 percent in the third quarter from $3 million to $20 million due primarily to incremental operating income from the acquisition.

•                  In the first nine months of 2011, operating income in Asia Pacific increased 410 percent from $12 million to $62 million due to incremental income from the acquired business.

Europe, Middle East, Africa (EMEA)

•                  Volume change was a result of the acquisition and stable demand trends.

•                  Operating income grew 117 percent in the quarter from $10 million to $22 million, due to incremental operating income from the acquisition.

•                  In the first nine months of 2011, operating income in EMEA increased 147 percent from $26 million to $65 million due to incremental income from the acquired business and organic growth.

2011 Guidance

Reported EPS expectations for 2011 are in a range of $5.05 to $5.15, compared to the previous guidance of $4.85 to $5.15.  The guidance includes the $0.75 impact of the NAFTA settlement and approximately $0.32 of integration and restructuring costs.  Excluding those items, adjusted EPS for 2011 is expected to be in a range of $4.62 to $4.72.

For the fourth quarter 2011, reported EPS is expected to be between $0.95 and $1.05.  The guidance includes an expected $0.10 of integration and restructuring costs.  Excluding those items, adjusted EPS for the fourth quarter 2011 is anticipated to fall in a range of $1.05 to $1.15.

Net sales are expected to exceed $6 billion in 2011.

The effective tax rate for 2011 is estimated to be between 31 percent and 32 percent, absent the impact of the NAFTA settlement and integration/restructuring costs.

Capital expenditures in 2011 are anticipated to be between $220 million and $250 million and should support growth investments across the organization, particularly in North and South America and Europe.

Conference Call and Webcast

Corn Products International will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Cheryl Beebe, chief financial officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.

About the Company

Corn Products International, Inc. is a leading global ingredient provider to the food, beverage, brewing and pharmaceutical industries as well as numerous industrial sectors.  The Company produces ingredients that provide valuable solutions to customers in approximately 50 countries.  For more information, visit www.cornproducts.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses, including National Starch; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Forms 10-Q or 8-K.

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Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(In millions, except per share amounts)	2011	2010	%	2011	2010	%
Net sales before shipping and handling costs	$1,712.1	$1,083.4	58%	$4,915.1	$3,144.0	56%
Less: shipping and handling costs	84.4	63.9	32%	243.3	184.2	32%
Net sales	$1,627.7	$1,019.5	60%	$4,671.8	$2,959.8	58%
Cost of sales	1,351.8	847.9	59%	3,825.8	2,481.6	54%
Gross profit	$275.9	$171.6	61%	$846.0	$478.2	77%

Operating expenses	131.2	81.6	61%	399.7	224.5	78%
Other (income), net	(1.4)	(1.8)		(64.7)	(7.2)
Restructuring / impairment charges	3.7	3.2		6.3	24.0
Operating income	$142.4	$88.6	61%	$504.7	$236.9	113%
Financing costs, net	12.7	30.2	(58)%	58.3	41.7	40%
Income before income taxes	$129.7	$58.4	122%	$446.4	$195.2	129%
Provision for income taxes	40.2	19.6		120.4	72.6
Net income	$89.5	$38.8	131%	$326.0	$122.6	166%
Less: Net income attributable to non-controlling interests	1.8	1.9	(5)%	5.3	5.4	(2)%
Net income attributable to CPI	$87.7	$36.9	138%	$320.7	$117.2	174%

Earnings per Common Share Attributable to CPI Common Shareholders:

Weighted average common shares outstanding:
Basic	76.5	75.6		76.5	75.5
Diluted	78.1	76.7		78.3	76.6

Earnings per common share of CPI:
Basic	$1.15	$0.49	135%	$4.19	$1.55	170%
Diluted	$1.12	$0.48	133%	$4.10	$1.53	168%

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	September 30, 2011	December 31, 2010
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$279	$302
Accounts receivable — net	780	735
Inventories	780	654
Prepaid expenses	26	20
Deferred income tax assets	49	18
Total current assets	1,914	1,729

Property, plant and equipment — net	2,102	2,147
Goodwill — net	581	635
Other intangible assets — net	351	364
Deferred income tax assets	58	71
Investments	9	12
Other assets	129	113
Total assets	$5,144	$5,071

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$122	$88
Deferred income taxes	—	12
Accounts payable and accrued liabilities	712	791
Total current liabilities	834	891

Non-current liabilities	214	240
Long-term debt	1,751	1,681
Deferred income taxes	236	249
Share-based payments subject to redemption	11	8

Equity
CPI stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 76,821,553 and 76,034,780 shares issued at September 30, 2011 and December 31, 2010, respectively	1	1
Additional paid-in capital	1,148	1,120
Less: Treasury stock (common stock; 1,079,277 and 11,529 shares at September 30, 2011 and December 31, 2010, respectively) at cost	(49)	(1)
Accumulated other comprehensive loss	(361)	(190)
Retained earnings	1,332	1,046
Total CPI stockholders’ equity	2,071	1,976
Non-controlling interests	27	26
Total equity	2,098	2,002

Total liabilities and equity	$5,144	$5,071

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(In millions)	2011	2010

Cash provided by operating activities:
Net income	$326	$123
Adjustments to reconcile net income to net cash provided by operating activities:
Bridge loan financing cost charge	—	20
Write-off of impaired assets	—	19
Depreciation and amortization	156	105
Decrease (increase) in margin accounts	(59)	10
Decrease (increase) in other trade working capital	(279)	56
Other	3	(8)
Cash provided by operating activities	147	325

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(158)	(90)
Payment for acquisition	(15)	—
Other	(1)	(1)
Cash used for investing activities	(174)	(91)

Cash provided by financing activities:
Proceeds from (payments on) debt, net	85	1,231
Issuance (repurchase) of common stock, net	(33)	6
Dividends paid (including to non-controlling interests)	(37)	(35)
Bridge financing costs	—	(17)
Debt issuance costs	—	(14)
Excess tax benefit on share-based compensation	2	3
Cash provided by financing activities	17	1,174

Effect of foreign exchange rate changes on cash	(13)	4
Increase (decrease) in cash and cash equivalents	(23)	1,412
Cash and cash equivalents, beginning of period	302	175
Cash and cash equivalents, end of period	$279	$1,587

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(Dollars in millions)	2011	2010	%	2011	2010	%
Net Sales
North America	$889.0	$577.8	54%	$2,521.5	$1,701.2	48%
South America	411.5	309.6	33%	1,169.5	873.8	34%
Asia Pacific	194.8	85.3	128%	578.1	250.1	131%
EMEA	132.4	46.8	183%	402.7	134.7	199%
Total	$1,627.7	$1,019.5	60%	$4,671.8	$2,959.8	58%

Operating Income
North America	$77.3	$66.5	16%	$248.0	$164.6	51%
South America	47.6	35.7	33%	144.5	113.4	27%
Asia Pacific	20.0	2.6	669%	61.7	12.1	410%
EMEA	21.5	9.9	117%	65.2	26.4	147%
Corporate	(15.0)	(12.4)	21%	(46.6)	(38.2)	22%
Sub-total	151.4	102.3	48%	472.8	278.3	70%
NAFTA award	—	—		58.4	—
Integration / acquisition costs	(5.3)	(10.5)		(20.2)	(17.4)
Restructuring / impairment charges	(3.7)	(3.2)		(6.3)	(24.0)
Total	$142.4	$88.6	61%	$504.7	$236.9	113%

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended September 30, 2011 and 2010, were $69 million and $34 million, respectively. Capital expenditures for the full year 2011 are anticipated to be in the range of $220 million to $250 million.

III.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as impairment and restructuring costs, acquisition and integration costs related to the acquisition of National Starch, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Net Income and Earnings Per Share (“EPS”)

(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2010		September 30, 2011		September 30, 2010
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to CPI	$87.7	$1.12	$36.9	$0.48	$320.7	$4.10	$117.2	$1.53

Add back (deduct):

NAFTA award	—	—	—	—	(58.4)	(0.75)	—	—

Integration / acquisition costs, net of income tax benefit of $1.8 million and $6.7 million for the three months and nine months ended September 30, 2011, respectively, and $0.7 million and $2.7 million for the three months and nine months ended September 30, 2010, respectively	3.5	0.05	9.8	0.13	13.5	0.17	14.7	0.19

Restructuring / impairment charges, net of income tax benefit of $1.3 million and $2.2 million for the three months and nine months ended September 30, 2011, respectively, and $1.8 million and $2.2 million for the three months and nine months ended September 30, 2010, respectively	2.4	0.03	1.4	0.02	4.1	0.05	21.8	0.29

Bridge loan fees, net of income tax benefit of $6.9 million	—	—	12.7	0.16	—	—	12.7	0.16

Other acquisition-related financing costs, net of income tax benefit of $0.8 million	—	—	1.4	0.02	—	—	1.4	0.02

Non-GAAP net income	$93.6	$1.20	$62.2	$0.81	$279.9	$3.57	$167.8	$2.19

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Operating Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2011	2010	2011	2010

Operating income	$142.4	$88.6	$504.7	$236.9

Add back (deduct):

NAFTA award	—	—	(58.4)	—

Integration / acquisition costs	5.3	10.5	20.2	17.4

Restructuring / impairment charges	3.7	3.2	6.3	24.0

Non-GAAP operating income	$151.4	$102.3	$472.8	$278.3

Corn Products International, Inc. (“CPI”)
Reconciliation of EPS Guidance for 2011 to Non-GAAP EPS Guidance
(Unaudited)

	Quarter Ended	Year Ended
	December 31, 2011

Earnings per share guidance	$0.95 - $1.05	$5.05 - $5.15

Add back (deduct):

NAFTA award	—	(0.75)

Integration costs, net of income tax benefit	0.05	0.22

Restructuring charges, net of income tax benefit	0.05	0.10

Non-GAAP EPS guidance	$1.05 - $1.15	$ 4.62 - $4.72